Exhibit 11
                                                    ----------


                       CONSENT OF INDEPENDENT ACCOUNTANTS


   We hereby consent to the reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 4 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 15, 1995, relating to the financial statements and financial highlights appearing in the November 30, 1995 Annual Report to Shareholders of O.R.I. Growth Fund, which are included in the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in the Prospectus.





            /s/ Price Waterhouse LLP

            PRICE WATERHOUSE LLP
            Milwaukee, Wisconsin
            December 21, 1995